Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)
Krispy Kreme, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount Of Registration Fee
Equity	Common stock, $0.01 par value per share	Other(2)	13,455,803	$3.33	$44,807,823.99	$0.0001381	$6,187.97
Total Offering Amounts					$44,807,823.99		$6,187.97
Total Fee Offsets							—
Net Fee Due							$6,187.97

(1) This Registration Statement on Form S-8 covers 13,455,803 shares of additional common stock of Krispy Kreme, Inc. (the “Common Stock”) reserved for future issuance under the Amended and Restated Krispy Kreme, Inc. 2021 Omnibus Incentive Plan (the “Plan”), including (a) 5,000,000 shares of Common Stock that were added to the number of shares authorized for issuance under the Plan pursuant to stockholder approval obtained at the Registrant’s 2026 Annual Meeting of Stockholders held on June 10, 2026, and (b) 8,455,803 shares of Common Stock that were added to the shares authorized for issuance under the Plan pursuant to provisions of the Plan that provide for automatic annual increases in the number of shares reserved for issuance under the Plan. Pursuant to such provisions, an additional number of shares is automatically added annually to the shares authorized for issuance under the Plan on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (a) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year and (b) a number of shares of Common Stock determined by the plan administrator.
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
The registrant has previously registered 7,361,798 shares that may be issued under the Plan on Registration Statement No. 333-257696. The registration fee for the previously registered shares was paid at the time that such registration statement was filed
(2) Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based on the average of the high and low sales prices of the Common Stock, as quoted on The Nasdaq Global Select Market, on June 4, 2026.